LICENSING AGREEMENT

                                     BETWEEN
                              SCANTEK MEDICAL, INC.

                                       AND
                               SANDELL CORP. S.A.

THIS AGREEMENT is made this 22nd day of September, 1997, by and between Scantek Medical, Inc. (the "Licensor"), a Delaware corporation having its principal place of business at 321 Palmer Road, Denville, New Jersey, and Sandell Corp. S.A., a Uruguayan corporation, (the "Licensee") having its principal place of business at Brandzen 1984-704 Montevideo, Uruguay with reference to the following facts and upon the following terms and conditions:

WHEREAS, Certain technology having been the object of Letters Patent of the United States set forth on Exhibit A which have been assigned to the Licensor along with numerous patents obtained on the same technology in countries other than the United States, and also comprising technical trade secrets and business know-how (hereinafter referred to jointly and severally as the "Technology"); and

WHEREAS, Licensee is desirous of obtaining, for itself and its Affiliates, an exclusive license to use said Technology, Technical Information and Know-How, defined below, to assemble certain devices described on Exhibit B hereto (the "Licensed Devices") and to sell and use the Licensed Devices in the Territory, defined below; and

1. DEFINITIONS

The following terms as used in this Agreement shall, unless clearly indicated otherwise, have the following meanings:

     A. "Territory" shall mean the countries listed on Exhibit C hereto, except as any of them are eliminated under this Agreement.


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     B.   "Licensed Devices" shall mean the BTAI Devices described on Exhibit B to be marketed by the Licensee in the Territory and all improvements thereto.

     C. "'Affiliate" shall mean any company, Twenty percent (20%) or more whose voting stock is owned or controlled directly or indirectly, by a party to this Agreement and any company which owns or controls, directly or indirectly Twenty percent (20%) or more voting stock of a party to this Agreement.

     D. "Minimum Net Sales" shall mean the Minimum Net Sales specified on Exhibit D which Licensee IS required to maintain in each country there listed.

     E. "Net Sales" shall mean the gross amount invoiced for the Licensed Devices less all credits or allowances granted on account of rejection, returns, billing errors, duties, taxes and other governmental charges.

     F. "Technical Information and Know-How" shall mean all information belonging to Licensor or in Licensor's possession which is necessary for the assembly, marketing and use of the Licensed Devises including, inter alia, written assembly directions, quality control specifications and procedures used in connection therewith and information and data regarding the use of the Licensed Devices, and also information utilized by Licensor in obtaining governmental approvals for the sale of the Licensed Devices.

     G. "Minimum Sales" shall mean the minimum sales which must be paid by the Licensee to Licensor during each Contract Year hereunder.

     H. "Sublicenses License Fees" shall mean a specific fee collected by the Licensee from its Sublicenses in behalf of the Licensor for each Contract.

     I. "Contract Year" shall mean each year during the term of this Agreement commencing on an anniversary of the date hereof and ending on the day immediately preceding the next such anniversary.

2.  EXCLUSIVE LICENSE/MANDATORY LOCATION

Subject to the Licensee's compliance with the terms hereof, the Licensor hereby grants to the Licensee during the term hereof, a non-assignable, indivisible, non-transferable exclusive right and license in and only within the Territory, to assemble, use, and sell the Licensed Device containing the Technology (including all patents issuing upon any of such patent applications) and the Technical Information and Know-how. However, the Licensee shall have right to grant sublicenses with respect to this License.

Licensee must maintain its operations in the Uruguay Free Trade Zone. Failure to do so will result in the termination of this License at Licensor's sole option and without recourse by Licensee.

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3. PURCHASING REQUIREMENTS; LICENSE FEE; OTHER CONDITIONS

A. In addition to any other fees specified below, and solely as consideration for Licensor's entry into this Agreement, the Licensee shall pay to the Licensor a non-refundable License Fee of thirty five percent (35%) of the fully diluted, total issued and outstanding common shares of the Licensee and Five Hundred Thousand Dollars ($500,000) paid in three installments as follows: One Hundred Thousand Dollars ($100,000) upon the execution of this Agreement; an additional payment of Two Hundred Thousand Dollars ($200,000) on or before April 30, 1998; and Two Hundred Thousand Dollars ($200,000) on or before January 30, 1999. Unless specified otherwise herein, all dollars referred to in this Agreement are United States Dollars.

B. Licensee shall purchase the Licensed Device solely from the Licensor during each Contract Year during the term of the Agreement the guaranteed Minimum Product Purchases ("Minimum Purchases") equal to the amounts for each Contract Year indicated on Exhibit D hereto.

C. Licensee shall maintain true, complete and correct books and records of all transactions within the scope of this Agreement, in accordance with generally accepted accounting principles, to enable Licensor to readily ascertain all amounts purchased hereunder and the information to be set forth in the statements required by this Section 3. Licensor, its agents or representatives, shall have the right, during Licensee's normal business hours, at any time and from time to time during the term of this Agreement and for a period of two years thereafter, to inspect, examine and copy all or any part or parts of such books and records and all other documents and materials (at Licensor's expense), relating to the transactions contemplated by this Agreement. All such books and records shall be kept available by Licensee for at least two years after the termination of this Agreement. (However, Licensee shall be free to destroy any material more than six (6) years old.

D. Licensee agrees to limit membership on its Board of Directors to five (S) members of which Scantek shall have the right to appoint up to three(3) members.

E. The 35% of the Licenses equity which is owned hereafter by the Licensor shall not be diluted for any reason whatsoever. Any such dilution shall cause the immediate termination of the License granted herein, at the Licensor's sole option.

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


4. TERM

A. Subject to Licensee's compliance with its obligations hereunder the term of this Agreement shall be FOURTEEN (14) years, but subject to the following:

          (i) If the Licensee shall abandon the exploitation of the Licensed Device by failing for a period of twelve consecutive months to achieve the Minimum Product Purchases as specified in Exhibit D the Licensor may on thirty days written notice to the Licensee, at its option, terminate this Agreement or alter the definition of "Territory," in either case without prejudice, however, to the money due to the Licensor hereunder.

          (ii) If any payments due hereunder are in arrears for thirty days after the due date, and if thereupon notice is given to the Licensee both by telegram, telefax, or by registered mail, and if thereafter such payment remains in arrears for thirty days after the sending of such notice; or if the Licensee defaults in performing any of the other terms of this Agreement and continues in default for a period of thirty days after written notice thereof; or if the Licensee is adjudicated with its creditors; or if a receiver is appointed for it; then, in any such event, the Licensor shall have the right to terminate this Agreement upon giving notice to the Licensee at least thirty days before the time when such termination is to take effect, and thereupon this Agreement shall become void but without prejudice to any remedy of the Licensor.

          (iii) Upon termination under subdivisions (i), or (ii) of this paragraph, the Licensee shall duly account to the Licensor and transfer to it all Technology processes, and apparatus, together with all copies its documentation evidencing or embodying the Technical Information and know-how in respect thereof, and all rights to any sublicense or sublicenses which may have been granted pursuant to the terms hereof.

5. MANUFACTURING AND PURCHASE

A. All manufacturing of the Licensed Device to be delivered to Licensee shall be the responsibility and under the control of the Licensor. Licensee shall not attempt, directly or indirectly, to compete with the Licensor in the manufacture of the Licensed Device.


B. Licensor shall deliver Licensee's requirements for the Licensed Device to Licensee, F.O.B. Licensor plant location, at an initial price of US. $8.00 per Unit (except for Units to be sold by the Uruguayan distributor which shall be sold on the basis of eleven (11) Units for $80.00)', plus one percent (1%) ("Inflation Factor") to take account of inflation in the medical device prices in the markets into which Licensee is distributing.

The Inflation Factor will be computed by utilizing appropriate official statistics from the national governments in the Territory and shall take into account the relative amounts of sales being made by Licensee into the various countries in the Territory. Any objection by Licensee to the amount OF any such increase shall be resolved by binding arbitration as set forth hereinafter.

C. Payment by the Licensee shall be (payable thirty (30) days after date of shipment,) F.O.B. Licensor's (or its subcontractors) factory. Licensee shall be responsible for risk of loss, customs clearing and transportation. Licensee acknowledges that it is responsible for the cost of shipment and insurance of all units purchased once they are delivered to the F.O.B. point. Title to all units of sensors or Licensed Devices will pass to Licensee upon delivery of such units to the F.O.B. point referred to above.

D. Licensee shall inspect the Sensors, within 30 days after receipt. If Licensee timely rejects any units of the Sensors which do not conform to agreed upon specifications Licensor may substitute a like quantity of conforming Sensors. Licensee may reject any shipment of non-conforming units of the Sensors only within 30 days after receipt, by notice to Licensee stating the reason for rejection with specificity. Failure to timely reject or give proper notice of rejection shall be deemed to constitute acceptance of such shipment. Properly rejected units of the Sensors shall, at Licensor's sole option, be returned to Licensor (at Licensor's expense) or destroyed.

E. If any shipping date is specified, such date represents a good faith estimate by Licensor. In any event, Licensor shall not be responsible for a delay in shipment resulting from events or circumstances beyond Licensor's control or for damages or losses attributable to any such delay.

F. Licensor reserves a purchase money security interest in Sensors delivered pursuant to this Agreement in order to secure the prompt and full payment of the purchase price and other amounts due hereunder. Licensee agrees that Licensor may execute in Licensee's name and file with the appropriate authorities a financing statement to further perfect its security interest under applicable law.

G. Licensor warrants that the Sensors shall be manufactured by it in accordance with the design, manufacturing, performance and packaging specifications, and the quality control and testing standards as the parties may from time to time agree upon in writing. Licensor warrants that Sensors and Licensor's manufacturing procedures will comply with all requirements of applicable governmental bodies in the United States. Except as provided above, LICENSOR HEREBY EXPRESSLY

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


     DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES AND GUARANTEES WITH RESPECT TO THE LICENSED DEVISES OR SENSORS PURCHASED HEREUNDER, WHETHER WRITTEN, ORAL, IMPLIED OR INFERRED BY TRADE, CUSTOM OR PRACTICE, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSOR SHALL NOT BE LIABLE UNDER ANY CIRCUMSTANCES FOR DAMAGES OF ANY KIND, WHETHER DIRECT, CONSEQUENTIAL OR OTHERWISE RELATING TO THE PERFORMANCE OF ANY SENSOR. IN NO EVENT SHALL LICENSOR'S LIABILITY UNDER THIS AGREEMENT EXCEED THE PURCHASE PRICE FOR THE SENSORS PURCHASED HEREUNDER.

H. If Licensee does not pay the full amount of the purchase price and other amounts specified under this Agreement or in any other order from Licensor as and when due, then, in addition to its other rights or remedies hereunder and under applicable law, Licensor may withhold performance of its obligations hereunder or cancel any outstanding orders, without liability to Licensee by Licensor, and without discharge or mitigation of any of Licensee's obligations.

I. Licensee may not cancel or assign any order given to Licensor without the prior written consent of Licensor, which Licensor may withhold in its sole and absolute discretion.

J. Nondelivery or default by the Licensor as to any installment shall not be deemed a breach of this Agreement except as to such installment. Such nondelivery or default shall not relieve Licensee from its obligation to accept and pay for any subsequent or prior installment, regardless of whether such nondelivery substantially impairs the value of this contract.

6. USE OF TRADEMARKS, TECHNICAL INFORMATION AND KNOW-HOW

Licensee, and, if Licensee performs its obligations hereunder, Licensor, agree to freely exchange any Technical Information and Know-How developed by them through an open and continuous dialogue regarding their operations. [Licensor agrees hereby to license at no additional cost to Licensee any and all trademarks and service marks owned by Licensor.] Such license(s) shall be solely for use in connection with sale of the Devices in the Territory, and shall not include any information regarding manufacturing processes or equipment.

7. NOTICE

Any notice to be given pursuant to the terms of this Agreement shall be addressed as follows:

                  If to the Licensor: Zsigmond Sagi, President
                  Scantek Medical, Inc.
                  321 Palmer Road
                  Denville, New Jersey

If to the Licensee: Luis Primavesi, President

                  SANDELL CORP, S.A.
                  BRANDZEN, 1984, 704
                  MONTEVIDEO, URUGUAY

8. NECESSARY DOCUMENTS

The Licensee shall furnish to the Licensor, or to nominees and patent attorneys, all information and documents regarding any inventions or improvements developed by the Licensee, including the apparatus, processes, and formulas in respect thereof, in order to enable the Licensor to operate thereunder and to enable its attorneys to prepare and prosecute Patent applications therefor, with respect to any and all improvements developed by Licensee the understanding that, if so requested by the Licensor, such attorneys shall collaborate with such other Patent attorney as the Licensor may designate. The Licensor shall (at Licensee's expense) render to the Licensee such services in their consulting capacity as may be necessary in order to instruct the Licensee, or its appointed representative, in all operations pertaining to the industrial and commercial exploitation of the Inventions.

9. OWNERSHIP OF PATENTS

All Patents shall be the exclusive property of the Licensor, subject to the exclusive license hereby granted. The Licensor shall, upon demand, execute and deliver to the Licensee such documents as may be deemed necessary or advisable by counsel for the Licensee for filing in the appropriate Patent offices to evidence the granting of the exclusive license hereby given. No additional patents covering any technology developed by Licensor, or the Licensee which uses the Licensor's technology as a starting point, shall be applied for by the Licensee without the Licensor's express written consent.

10. INFRINGEMENT

The Licensee shall defend at its own expense all infringement

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


suits that may be brought against it on account of the assembly, use, or sale of the processes, apparatus and Licensed Devices, covered by this Agreement, and when information is brought to its attention indicating that others without license are unlawfully infringing on the rights granted by Paragraph I hereof, it shall prosecute diligently any infringer at its own expense. If the Licensee finds it necessary or desirable in any suit which the Licensee may institute, the Licensee may join the Licensor as parties plaintiff. In such event, the Licensor shall not be chargeable for any costs or expenses. In connection with such suits, the Licensor shall execute all papers necessary or desirable and the Licensor shall testify in any suit whenever requested to do so by the Licensee. All out-of-pocket expenses o the Licensor for travel, accommodations, and meals (but not for lost income) shall be paid by the Licensee whenever such testimony is requested.

11. NEW INVENTIONS/TEST RESULTS

If during the continuance of this license the Licensee makes any further improvements in the Licensed Devices, the Technical Information and Know-How or the Technology or the mode using the or becomes the owner of any such improvements either through Patents or otherwise, then it shall and hereby does assign such improvements to the Licensor which shall give the Licensor full information regarding the mode of using them. However, during the term of this Agreement, the Licensee shall be entitled to use th same with all rights which they hereby grant to the Licensee in respect to the Technology and the Technical Information without paying any additional royalty with respect thereto. Licensee shall also provide Licensor with any and all test results arising from tests of a Licensed Devices as soon as such results are available.

12. ARBITRATION

Except as otherwise provided herein, any dispute under this Agreement shall be settled by arbitration in pursuant to the Commercial Rules, then obtaining, of the American Arbitration Association, such arbitration to be conducted in New York, New York or such other lace as the parties hereto may mutually agree.

13. BENEFIT

This Agreement shall be binding upon and inure to the benefit the parties hereto and their successors in interest.

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14. NONDISCLOSURE

A. CONFIDENTIAL INFORMATION. (i) Upon the effective date and thereafter during the term of this Agreement, Licensor shall make available to Licensee full and complete Technical Information and Know-How possessed on the date of this Agreement by Licensor relating to the Licensed Devices, except with respect to manufacturing processes and equipment. Licensor shall not during the term of this Agreement disclose to any other person, firm or corporation in the Territory other than Licensee, any technical information relating to the subject matter of this Agreement. Nothing, contained in this Agreement shall be construed to require Licensor to disclose to Licensee any information which Licensor shall have acquired from others if the disclosure thereof to Licensee would breach any of the then existing obligations of Licensor.

(ii) Licensee shall not use or disclose any information received from Licensor under this Agreement for any purpose other than the assembly and sale of the Licensed Devices covered by this Agreement. Licensee shall not disclose any information received from Licensor under this Agreement to any person except persons in Licensee's employ to whom it shall be necessary to make such disclosure to enable Licensee to obtain the benefit of such information in the assembly OF Licensed Devices which are included within the subject matter of this Agreement, and any such person shall receive such information only after agreeing in writing to hold same in strictest confidence and to use same only for the purposes specified and permitted in this Agreement. The foregoing restrictions on disclosures of information shall apply so long as the information has not properly come into the public domain by such disclosure in issued patents or otherwise.

(iii) All employees of Licensee who shall be given access to confidential Technical Information and Know-How shall execute a Non-Disclosure and Assignment Agreement in form acceptable to Licensor.

B. PATENTS. (i) Licensee may, only with the express written consent of the Licensor and at its own expense, apply for patents in any country on any discovery or invention which Licensee or its employees shall have obtained prior to the termination of this Agreement on any product or process related to the subject matter of this Agreement, notifying Licensor of its intention, keeping Licensor currently informed of its activities in respect thereto, and providing Licensor with copies of patent applications and amendments thereto, patent office communications, and other relevant papers. All such patent applications or issued patents must be assigned to the Licensor.

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(ii) Licensor hereby grants to Licensee a nonexclusive, royalty-free license to make, use and sell without limitation under any such discovery or invention and any patent application, and any patents granted thereon, including renewals and reissues thereof, to the extent that they relate to the subject matter of this Agreement, which licenses shall extend to the end of the full term of the Agreement. These licenses shall not be assignable or divisible, and shall not include the right to grant sublicenses.

C. TRADEMARKS. During the term hereof, Licensor, through its designated representative or representatives, [will] [grants to Licensee the right to] affix, without charge to Licensee, the Trademarks set forth on Exhibit E (the "Trademarks") as marks of certification to Licensed Devices assembled in the Territory by Licensee through the operations, practices, licenses, and processes which are the subject of this Agreement, provided:

(i) that Licensee performs all tests and maintains such controls on the Licensed Devices as may be specified by Licensor;

(ii) that all labels and packages for the Licensed Devices conform to the specifications of Licensor;

(iii) that Licensee submits to Licensor, when requested by Licensor, a sample or samples of the Licensed Devices, or the packages or labels therefor, or of any material at any stage of preparation so that Licensor may review or test the same or have it tested at any laboratory of its choice;

(iv) that if any such product or material, label or package at any stage of production, or any packaging operation does not conform to the quality standards or specifications furnished to Licensee by Licensor, Licensee complies with the request of Licensor not to sell nor otherwise dispose of the products nor to proceed further with the preparation of such material or with such packaging operation.

(v) Licensee will comply with the instructions of Licensor with respect to the manner in which the Trademarks shall be used upon or in connection with the Licensed Devices, labels, packages, advertisements, and other materials relating to the Licensed Devices, and also with respect to the form and content of all such labels, containers, and advertising.

15. ADVERTISING, MARKETING AND SALES

A. During each Contract Year, Licensee shall assure that its distributors shall have sufficient quality personnel and

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capital recourses to effect the sales of the Licensed Device. (should allocate
X% of $)

B. Licensee has the responsibility to assure that the Distributors have sufficient marketing materials to enable the sales personnel to function properly.

16. NON-COMPETITION

In order to induce Licensor to enter into this Agreement, Licensee agrees that neither Licensee, nor its shareholders, officers, directors or principals (with the exception of Licensor and Hall's interest in Licensor), will during the term of this Agreement or, for a period of five (5) years from the date of termination hereof, manufacture Sensors or purchase Sensors manufactured by any entity other then Licensor for use in the Licensed Devices or any competing device, or directly or indirectly own, manage, operation or control of or be connected as an officer, director, shareholder, partner, consultant, owner, employee, agent, lender, donor, vendor or otherwise, or have any financial interest in or aid or assist anyone else in the conduct of any competing entity which manufactures, distributes or offers for sale goods similar to the Licensed Devices to any competing entity. Licensee, and its shareholders, officers, directors and principals further agree that they will not (i) personally, or cause others to personally induce or attempt to induce any employee to terminate their employment with the Licensor; (ii) interfere with or disrupt the Licensor's relationship with its suppliers or employees; or (iii) solicit or entice any person to leave their employ with the Licensor. For the purposes herewith, the term "competing entity" shall mean any business or enterprise of any and every kind whatsoever which is engaged in the manufacture, distribution or sale of goods similar to the Licensed Devices, anywhere in the world; provided, however, that ownership of one (1%) percent or less of any class of outstanding securities of a company whose securities are listed on a national securities exchange or which has not fewer than 1,000 shareholders shall not be deemed to constitute ownership or participation in the ownership of the business of such company. If any portion of this Paragraph 16 shall be determined to be invalid and unenforceable, such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect. In the event of any breach by Licensee of the provisions hereof, the Licensee acknowledges that the Licensor will not have an adequate remedy at law and the Licensor will be entitled to institute and prosecute proceedings in an appropriate Court of competent jurisdiction and to obtain an injunction restraining the Licensee from violating the provisions of this Agreement without posting a bond or other security.

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17. INSURANCE

Licensee and its subcontractors, and sublicenses, if any, shall carry product liability insurance with respect to the Licensed Devices with a limit of liability of not less than $1,000,000 and Licensor, its agents and affiliated companies shall be named therein as coinsured. Such insurance may be obtained in conjunction with a policy of product liability insurance which covers products other than the Licensed Items and shall provide for at least ten (ten) days prior written notice to Licensor of the cancellation or substantial modification thereof. Licensee shall deliver to Licensor a certificate evidencing the existence of such insurance policies promptly after their issuance. Licensee hereby agrees to provide Licensor a copy of said insurance policy within sixty
(60) days from the effective date of the License Agreement.

18. LAWS.

This Agreement shall be construed, and all the rights, powers, and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of New Jersey.

19. WAIVERS.

No omission or delay of either party hereto in requiring due and punctual fulfillment by the other party of the obligations of such party hereunder shall be deemed to constitute a waiver of its right to require such due and punctual fulfillment or of any of its remedies hereunder.

20. ASSIGNMENT.

Neither this Agreement nor any part thereof may be assigned by Licensee without the written consent of Licensor.

21. RELATIONSHIP BETWEEN THE PARTIES.

In providing Technical Information and Know-How and technological assistance, Licensor and its employees are acting in an advisory capacity only. Neither Licensor nor its related companies, nor their employees, shall have any responsibility for the design, construction, or installation of facilities and equipment contemplated under this Agreement nor for any decisions which may be made in connection therewith, whether upon the recommendation of such employees or otherwise.

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22. DISCLAIMER OF WARRANTIES OF TECHNOLOGY

The Licensor does not warrant the legality, validity or genuineness of the Patent or of the rights of the Licensor and assumes no responsibility or liability to the Licensee.

23. MANUFACTURED ARTICLES TO CONTAIN PATENT NOTICE

In every country where a patent is in effect, the Licensee shall affix to every Licensed Device manufactured by him under this license a label or plate (to be supplied by the Licensor) containing a statement that it was patented by the Licensor on a date specified, and no such Licensed Device shall be sold without such label or plate.

24. DEFAULT OF LICENSEOF LICENSE

In the event that the Licensor is insolvent, has made an assignment for the benefit of Licensor's creditors or files under the Bankruptcy laws, Licensee shall have the right to immediately assume control of the sensor production utilizing Licensee's equipment either in Licensor's facility or at any other location.

In the event that the license granted hereunder is terminated for any reason, Licensor shall have no right to utilize Licensee's machinery or channels of distribution without the express written consent of Licensee.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET THEIR HANDS ON THIS 22 DAY OF SEPTEMBER, 1997.

SANDELL CORP.  S.A.                       SCANTEK MEDICAL, INC.

BY:                                   BY:
   -----------------------------         ------------------------------------
      LUIS PREMAVESI                            Zsigmond Sagi
      President                                 President

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


EXHIBIT A

Patent Rights

Country                       Patent No.

Venezuela                     44,664            Registered April 20, 1987

EXHIBIT B

TERRITORY

SOUTH AMERICA, EXCLUDING CHILE, BUT SPECIFICALLY INCLUDING THE
FOLLOWING COUNTRIES:

      BRAZIL
      VENEZUELA
      COLUMBIA
      COSTA RICA
      ECUADOR
      NICARAGUA
      PARAGUAY
      PANAMA
      PERU
      BOLIVIA
      ARGENTINA
      URUGUAY

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EXHIBIT C

LICENSED DEVICES

Notwithstanding the following more specific description of the licensed device, the Licensed Devices shall include any temperature sensing device manufactured by the Licensor using the patented technology set forth in the Patents listed in Exhibit A or improvements thereto.

The BTAI is an early diagnostic direct reading, digital device to screen the breast for abnormalities, including cancer.

The BTAI measures underlying breast tissue temperature and not skin surface temperature by retaining the emitted heat when BTAI is placed against the breast for 15 minutes. The averaged and recorded reading on the BTAI has taken into consideration that the temperature patterns of a woman's breasts are closely symmetrical. This method detects abnormalities by comparing the temperature differences in the corresponding areas of a woman's breasts.

The BTAI device consists of a pair of non-woven pads made of spunfiber material, each of which has three wafer-thin, pliant, aluminum foil, and temperature responsive segments attached to its inner surface. Each segment is wedge-shaped and contains 18 columns or bars of thermal dots. These dots contain a chemical heat sensor that changes color when exposed to a specific temperature.

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EXHIBIT D

MINIMUM NET SALES

    The minimum net sales are set forth below.

      Year*             Minimum Product Purchases-Monthly
      ----              ----------------------------------
      1998                       $20,000
      1999                       $35,000
      2000                       $65,000
      2001 and thereafter/FS     $90,000

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EXHIBIT E

TRADEMARKS

BreastAssure
BAI
BTAI
BreastCare
BCSI

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